EXHIBIT 99.1

[ABLEST LOGO]                                     1901 Ulmeton Road, Suite 300
                                                  Clearwater, Florida 33762-2317
                                                  (727) 299-1200
                                                  www.ablest.com

FOR IMMEDIATE RELEASE                                              Symbol:  AIH
Thursday, October 23, 2003                                         Traded:  AMEX

            ABLEST ANNOUNCES KEY STEP IN MANAGEMENT SUCCESSION PLAN;
                    KURT MOORE NAMED CHIEF EXECUTIVE OFFICER

     CLEARWATER, Fla., Oct. 23 - Ablest Inc. announced today an important step in its management succession plan. Kurt R. Moore, president and chief operating officer, will become chief executive officer, effective January 1, 2004. In addition, Mr. Moore was appointed to the company's board of directors today and is expected to stand for reelection to the board at the shareholder meeting in May 2004.

     "Kurt Moore has made a tremendous impact in the 12 years since he joined Ablest," commented W. David Foster, chief executive officer and director of Ablest. "We are fortunate to have an executive with his operational, marketing and managerial experience to assume the position of chief executive officer."

     Mr. Moore, 43, a 21-year veteran of the staffing industry, will assume the position currently held by Mr. Foster, 68, who will remain actively involved with Ablest as vice chairman. Charles H. Heist, chairman of the board of Ablest, added, "We are especially pleased to have Dave Foster continue on our board, and we look forward to his further contributions as a member of the newly formed executive management committee."

     Mr. Moore joined Ablest as vice president in 1991. He was appointed executive vice president in 1996, and has served as president and chief operating officer since 2000. Prior to 1991, Mr. Moore worked in sales and management positions in the staffing industry.

     Mr. Foster added, "Ablest has grown by more than two and one-half times during Kurt's tenure. Kurt has been a key driver in all aspects of the business including new branch expansion and acquisitions. During the difficult economic environment of the past three years, Kurt has had total operational responsibility and has done an excellent job guiding the company to profitability. I have total confidence in Kurt's ability to lead the company and look forward to continuing to work with him to drive the business."

     Ablest Inc. offers its clients staffing solutions, managed services and vendor-on-premise (VOP) programs. Staffing solutions include clerical, industrial and information technology personnel, which are provided through Ablest Staffing Services and Ablest Technology Services. Ablest supplies more than 30,000 field employees and consultants to more than 3,500 businesses annually through 44 locations in the Eastern and Southwestern United States.

     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the Company's business.


SOURCE:        Ablest Inc.
CONTACT:       Vincent J. Lombardo, Vice President and Chief Financial Officer,
               727-299-1200 or vlombardo@ablest.com/